Exhibit 4.14

This exhibit is an English translation of the original document in Hebrew. In case of any discrepancy, the Hebrew version prevails

Unprotected Lease Agreement

Entered into and executed in Tel Aviv as of this 13th day of July 2023

Between:	YEZUM-TECH BUSINESS AND ASSETS LTD (Company Reg. No. 51-152477-9) Of 24 Shai Agnon St. (apt. 28), Tel Aviv (Hereinafter: the “Lessor”) The first party;

And between:	MEDIWOUND LTD, Company Reg. No. 512894940 Of 42 HaYarkon St., Yavne (Hereinafter: the “Lessee”) The second party;

Whereas:
The Lessor is the owner of a lot in an area of 2,985 sq.m., known as Lot 228 in accordance with detailed plan יב/223 that is situated in parcel 31 in block no. 5405 in the Industrial Zone in Yavne, and on which the building is built, as stated in Appendix A;

And whereas:
The Lessee acts for the purpose of conducting its business in the Leased Premises since 2001 in accordance with Sublease Agreement that the Lessee signed with Clal Life Sciences L.P., Registered Partnership no. 55-020837-5 (hereinafter: “Clal”) that is the lessee of the existing property in accordance with the agreement that is in effect;

And whereas:	The Lessee has a full and detailed building file, updated as of the signing date of this Agreement, specifying the entire systems and utilities of any kind existing in the building;

And whereas:	Clal requested to terminate the Term of Lease and the Lessor agreed to its request, subject to the signing of a new and separate lease agreement with the Lessee;

And whereas:	The parties agreed to lease the Leased Premises to the Lessee in accordance with the provisions set forth in this Agreement;

Now, Therefore, it is Declared, Stipulated and Agreed between the Parties as Follows:

1.	Definitions:

The “Leased Premises” – a lot in an area of 2,985 sq.m., known as Lot 2028 in accordance with detailed plan יב/223 that is situated in parcel 31 in block no. 5405 in the Industrial Zone in Yavne, and on which the building as stated in Appendix A is built, including parking areas, lobby, landscape areas, storage units, plumbing, water, sewage, air-conditioning, cooling, electricity systems (including a 1000 ampere connection, or as increased by the Lessee), security, production rooms (and laboratories), clean rooms (including filtration systems), dining rooms and offices, fire safety systems, and any other building or system that will be added in the future with the Lessor's approval in accordance with the provisions set forth in this Agreement.

In light of the relation of the Lessee to Clal, and the fact that the Lessee operates in the Leased Premises prior to and until the signing date of this Agreement, and possesses the Leased Premises and systems therein, it is clarified that by signing this Agreement the Lessee confirms that it is thoroughly familiar with the Leased Premises, including their different systems, and that it uses the Leased Premises for a long period of time and that the Leased Premises are in conformance to its requirements.

2.
Without derogating from the effect of its declaration above, the Lessor confirms that it engaged in contacts with Clal, and that it received from Clal the entire information regarding the property, including planning and technical information, and any other information that is required for the purpose of continuing and operating its business in the Leased Premises, including the systems therein, and it releases the Lessor from any liability for the purpose of this matter.

3.	The transaction

The Lessor hereby undertakes to lease the Leased Premises to the Lessee and the Lessee hereby undertakes to lease the Leased Premises from the Lessor as stated in this Agreement.

4.	Condition precedent

The coming into force is conditional on the signing of the Lessor on an agreement in the form attached as Appendix C of this Agreement (hereinafter: the “Termination Agreement with Clal”) for the purpose of terminating the Lease Agreement that was signed between the Lessor and Clal Life Sciences L.P. (Registered Partnership no. 55020837) on September 16, 2008.

5.	Declarations of the Lessor

5.1.	The Lessor hereby declares and undertakes as follows:

5.1.1.
It holds the capitalized long-term lease rights from Israel Land Administration with respect to the Leased Premises and it is entitled to lease the Leased Premises to the Lessee in accordance with the provisions set forth in this Agreement.

5.1.2.
Its rights in the Leased Premises are free from any debt, charge and/or any other third-party right and there is no impediment which would prohibit it from leasing the Leased Premises to the Lessee in accordance with the provisions set forth in this Agreement.

5.1.3.
The Lease Agreement that it signed with Clal Life Sciences L.P. (Registered Partnership no. 55020837) on September 16, 2008 shall be terminated on July 31, 2023 by the Termination Agreement in the form attached as Appendix C of this Agreement, and that Clal Life Sciences has no suit and/or demand and/or claim in connection with the Leased Premises and that the rights of the Lessor in the Leased Premises on the signing date of this Agreement are free and unencumbered from any right and/or suit and/or demand of Clal Life Sciences and/or any other third-party rights.

5.1.4.	It desires to continue and lease the Leased Premises to the Lessee, subject to the provisions set forth in this Unprotected Lease Agreement.

6.	Declarations of the Lessee

6.1.	The Lessee hereby declares the following:

(a)	It operates a business of research and manufacturing of pharmaceuticals.

(b)
It inspected and it is familiar with the Leased Premises, their area, their location and the options of use therein, from a physical, planning and legal aspect, and in this regard, inter alia, it is aware and it inspected the Urban Building Plan (UBP) applicable to the Leased Premises and the building permit issued for the purpose of building the Leased Premises, and the Lessee obtained from the competent authorities any information that appears to it relevant in connection with the Leased Premises, and found all of the aforesaid in conformance to its full satisfaction, and to its specifications and requirements, and therefore, and subject to the accuracy of the declarations of the Lessor, the Lessee hereby waives any claim on the grounds of non-conformity in connection with the Leased Premises, including in connection with their condition, location, area and options of use therein, except for in connection with a latent defect and/or fault that the Lessor knew and did not disclose to the Lessee.

(c)
It did not undertake towards the Lessor to perform any changes and additions in the Leased Premises and the entire changes and additions that it will perform shall be executed solely out of its own free will and by virtue of its occupation, and it shall not be obligated towards the Lessor to perform these changes and additions as said in any manner. The Lessee desires to lease the Leased Premises from the Lessor subject to the provisions set forth in this Unprotected Lease Agreement.

7.	The Term of Lease

7.1.
The Lessor hereby undertakes to lease to the Lessee and the Lessee hereby undertakes to lease the Leased Premises from the Lessor for a period of 12 years, as of March 1, 2023 and until February 28, 2035 (hereinafter: the “Term of Lease”) and all in accordance with the provisions set forth in this Agreement.

7.2.
If the Lessee does not commit a fundamental breach of this Agreement and the said breach was not cured afterwards after receiving a written notice from the Lessor, the Lessee is hereby granted a right of option to extend the Term of Lease by an additional period of three years, i.e., as of March 1, 2035 and until February 28, 2038 (hereinafter: the “Option Term”) solely on the condition that the Lessor receives, no less than 12 months prior to the expiration of the Term of Lease (i.e., until March 1, 2034) a notice that the Lessee delivered regarding the exercise of the option and will extend the bank guarantee as stated in section 17 hereunder until the commencement of the Option Term.

7.3.
If the Lessee exercises the option to extend the Term of Lease, the lease shall be terminated upon expiration of the Option Term and the Term of Lease shall be deemed to have been entered into in advance until the expiration of the Option Term and the entire terms set forth in this Agreement shall apply also to the extended Term of Lease, mutatis mutandis.

7.4.
The duration of the Term of Lease and the Option Term, as the case may be, are material issues in this Agreement. The Lessee shall not be entitled to shorten the said periods without obtaining the prior and written approval of the Lessor. The Lessee shall be obligated to pay the full amount of the Rent, taxes, and additional payments in accordance with this Agreement even if the Lessee leaves the Leased Premises and/or vacates the Leased Premises prior to the expiration of the Term of Lease or the Option Term, if exercised, and even if the Lessee cannot or is unable to use any property controlled by the Lessor for any reason. If the Lessee is unable, or its ability to use the Leased Premises as a result of an act and/or omission of the Lessor is impaired, the Lessee shall not incur the payment of the Rent and/or any other payment applicable to it in accordance with the Agreement in respect of the preclusion period.

7.5.
Notwithstanding the provisions of section 7.4 above, if, during the Term of Lease, the Lessee desires to terminate the lease prior to the expiration of the Term of Lease, the Lessee shall be entitled to act in such manner only after the entire following conditions have been met cumulatively:

7.5.1.
The Lessee procured a substitute lessee in its place, for the remaining part of the Term of Lease, and the said substitute lessee shall sign the Lease Agreement under terms that are identical to the terms set forth in this Agreement.

7.5.2.	The Lessor granted its prior and written approval to the identity of the substitute lessee and the Lessor shall not unreasonably withhold its approval to the identity of the substitute lessee.

7.5.3.
The Lessor shall be entitled to stipulate its approval regarding the identity of the substitute lessee on the provision of securities that are identical to the securities that the Lessor received from the Lessee under this Agreement. The release of the Lessee from its undertakings under this Agreement is conditional on the actual provision of the said securities.

7.5.4.
Without derogating from the foregoing, it is agreed that the Lessee shall be entitled to lease the Leased Premises in unprotected lease to any sublessee at its discretion, provided that the Lessee remains responsible for the performance of its undertakings towards the Lessor under this Agreement. The parties agree that the Lessee shall notify the Lessor regarding the agreement that was signed with the sublessee, after its signing.

8.	Rent and method of its payment

8.1.	The rent that shall be paid for March 2023 shall total an amount of ILS 195 thousand with the addition of statutory VAT (the “Rent”).

8.2.
The Rent for March in each year of lease after the first year shall be the higher of the following: (i) the Rent in respect of the month that preceded March, with the addition of the linkage of an additional month; or (ii) the Rent for March in the previous year of lease.

8.3.	The updated Rent, as stated in section 8.2 above, shall be increased by 6 additional percent at the end of every 3 years.

8.4.
The Rent after March in that year of lease shall be linked to the consumer price index, in such manner that the amount of the Rent on the payment date of each payment shall vary according to the rate that the known index increased or decreased compared to the index on the commencement date of the year of lease. Notwithstanding the said, it is clarified that the Lessee shall not be entitled to a refund in respect of a cumulative amount of negative linkage differentials for any year of lease.

8.5.
In the beginning of each year of lease, the basic index for that year of lease shall be set; the said index is the index known in March of each year of lease (the “Index on the Commencement Date of the Year of Lease”). For the avoidance of doubt, it is clarified that on the commencement date of this Agreement the determining index shall be the index of January 2023 that was published on February 15, 2023.

8.6.	The “Known Index” – the consumer price index known on the mandatory date of each payment.

8.7.
Shortly after the expiration of each year of lease (the first year shall expire at the end of February 2024), the Lessee shall deliver to the Lessor a calculation in respect of the linkage of the Rent for each year. The Lessor shall review the calculation and deliver its comments, and after the parties reach agreement, the difference shall be paid in 30 days. If the Lessor did not deliver to the Lessee any response in 14 days as of the delivery date of the calculation, this shall be deemed as if the Lessor confirmed the linkage differentials and the payment shall be transferred on the first of the month subsequent to the commencement of the year of lease.

8.8.	Statutory VAT shall be added to the Rent (with the addition of linkage differentials) according to its rate on each payment date of the Rent. VAT shall be paid jointly with any payment of the Rent.

8.9.
The Rent, with the addition of VAT as stated above, shall be paid for each month in advance, on the 1st of each month Rent is paid against invoice. It is agreed that the Lessee shall pay for the months of March until July 2023 only the difference in respect of the Rent that Clal paid for these months with respect to the Rent set out in section 8.1, for a total amount of ILS 379,275 in addition to VAT that shall be paid in 7 days as of the signing date of this Agreement and against invoice.

8.10.
The Lessee shall pay the Rent by way of a wire transfer on the 1st of each month to the Lessor's bank account whose information is as stated in Appendix D. It is clarified that the Rent in each year of lease shall be fixed and the parties shall review the linkage differentials in the manner set out in section 8.7 above. The amount of the Rent in the direct debit shall be updated once in each year of lease, on March 1.

8.11.	The parties shall have no right of setoff with respect to any claim or demand of any kind towards the other party and the Rent shall be paid fully, timely and unconditionally.

9.	Delivery of possession in the Leased Premises and changes

9.1.	The Leased Premises shall be delivered on the lease commencement date to the possession of the Lessee in their condition “AS-IS” at the time of signing this Agreement.

9.2.
It is hereby agreed that the Lessee shall not be entitled to make any structural changes in the fixtures attached to the Leased Premises that cannot be removed without causing damage to the Leased Premises in the area of the offices that exist today without obtaining the prior and written approval of the Lessor, which approval shall not be unreasonably withheld. A decrease in the value of the building other than a marginal decrease shall be deemed as reasonable grounds for the objection. A change that implies the addition of a built-up area that exceeds cumulatively an area of 15 sq.m. shall be conditional on commercial agreements for the payment of the Rent (it is clarified that change other than structural changes, such as the relocation of electricity sockets or telephone jacks shall not be deemed as changes that require the Lessor's approval).

No structural changes in the other areas of the Leased Premises, other than the office area, in fixtures that are permanently attached to the Leased Premises and cannot be removed without causing damage to the Leased Premises shall be permitted without obtaining the prior and written approval of the Lessor, which approval shall not be unreasonably withheld, however with respect to changes other than structural changes as stated above (both in the area of the offices and in the other areas of the Leased Premises) and that do not require the Lessor's approval, the Lessor shall receive notice together with plans explaining the nature of the change that was performed, a reasonable time after the performance of the change.

“Structural changes” shall mean any change that requires a building permit and/or a change in the area of the Leased Premises and/or changes in the construction of the building and/or changes in central systems and/or changes that require the involvement of a structure engineer and/or changes in the shell and/or in the skeleton frame of the building.

The Lessee undertakes to keep an AS-MADE building file that reflects at any time the condition of the building as a result of changes that were made therein and allow the Lessor to inspect the said file at any reasonable time and following its demand.

9.3.
If and to the extent that the Lessor approves the structural changes requested by the Lessee in the Leased Premises as stated in section 9.2 above, the Lessee shall be entitled to perform in the Leased Premises the said changes (hereinafter: the “Customization Works”), provided that the Customization Works are approved in advance and in writing by the Lessor. For the purpose of obtaining the Lessor's approval, the Lessee shall deliver for the inspection and approval of the Lessor, and prior to the commencement of the Customization Works, technical specifications and execution plans and a proposal for an insurance policy for the works. The Lessor shall respond to the said plans (or to amended plans, if the Lessor demands changes in the plans) in 15 days as of the date the Lessor received the said plans. The Lessor shall be entitled to consult with an engineering supervision company that supervised the construction of the building on its behalf, or any other similar company or consultants as required in connection with the requested changes. The Lessee shall incur all costs in connection therewith, provided that these are customary costs in respect of consulting works as said and the Lessee shall approve such costs are approved by the Lessee in advance.

10.	Operation of the Leased Premises for their purpose, licenses and permits

10.1.
The Lessee shall use, operate, and maintain the Leased Premises at its expense and under its responsibility for the Purpose of Lease as stated above, and shall not be entitled to use the Leased Premises for any other purpose however only after obtaining the prior and written approval of the Lessor.

10.2.
The Lessee declares that at the time of signing this Agreement it obtained all permits, approvals and licenses that are required and the Lessee complies with the entire provisions of the law, including a business license, and any other permit required by the Ministry of Environmental Protection. The Lessee undertakes to keep these permits in effect during the entire Term of Lease and/or request and obtain, under its exclusive responsibility and at its full expense, any permit that will be required at the time for the purpose of performing its entire activities in the Leased Premises from time to time. The Lessor undertakes to cooperate with the Lessee for the purpose of obtaining any license and/or permit that is required for the purpose of performing the activities of the Lessee in the Leased Premises and sign any document that will be required for the purpose of this matter, provided that no liability and/or responsibility that are not imposed on the Lessor under this Agreement are imposed on the Lessor. For the avoidance of doubt, and notwithstanding the provisions of this Agreement, the Lessor shall not be obligated to agree to the issuance of a building permit that the Lessee will demand if the issuance of such a building permit as said requires the payment of betterment levy. In such circumstances as said, the Lessee shall be entitled to incur in person the betterment levy and the Lessor shall not withhold such approval only based on these grounds.

10.3.
For the avoidance of doubt, it is clarified that failure to obtain any permit or license as said shall not release the Lessee from its undertakings under this Agreement unless the failure to obtain the license and/or the permit as said stems from lack of cooperation by the Lessor and/or as a result of an act and/or omission of the Lessor and/or anyone acting on its behalf – that is not related to the Leased Premises, their design, condition, or compliance with any conditions. The Lessee shall indemnify the Lessor for any penalty and/or any other damage caused to the Lessor in connection therewith as a result of failure by the Lessee to perform its undertakings under this section, provided that the Lessor gives to the Lessee a 14 days’ prior and written notice and affords to the Lessee an opportunity to defend against any penalty and/or damage as said. Any indemnity shall be paid against a peremptory judgment whose execution was not suspended and the Lessor may not settle in the name of the Lessee with respect to any claim and/or suit as said without obtaining the prior and written approval of the Lessee in connection therewith (hereinafter jointly: the “Conditions for Indemnity”).

11.	Taxes and other payments

11.1.
As of the commencement date of the Term of Lease the Lessee shall incur and make timely payment of all taxes, municipal property taxes, fees and levies charged by law in the Leased Premises and that, by their nature, are charged from the possessor or the user of the Leased Premises or the operator or the manager of the business therein (including but without limiting the generality of the foregoing, business tax, signage tax, fees, permits and licenses for the business and for the management of the business), during the entire Term of Lease. The same shall also apply to water, electricity, telephone, sewage and municipal property tax bills or any other expense pertaining to the possession and/or the use and/or the operation of the Leased Premises.

11.2.
Without derogating from the foregoing, the Lessor shall incur and pay taxes that, by their nature, apply to the owner of a property, as opposed to a lessee (such as betterment levy and/or development levies etc.).

12.	Liability and insurance –

12.1.
The Lessee shall be held liable for all damage events that the Lessee and/or anyone acting on its behalf will cause in the Leased Premises during the Term of Lease, and that stem from an act or omission of the Lessee and/or anyone acting on its behalf, including but without limiting the generality of the foregoing, any bodily injury or property damage caused to the Leased Premises and the equipment situated therein or to any person who is in the Leased Premises at any time. The Lessee undertakes to indemnify the Lessor and compensate the Lessor for any amount of loss the Lessor sustains and in respect of any amount that the Lessor shall be obligated to pay to any party in connection with any damage event and expense and/or loss and/or penalty caused as said, including all expenses that will be reasonably required for the purpose of handling or defending against such a claim as said, subject to the Conditions for Indemnity as hereinabove defined.

12.2.
Without derogating from its liability under section 12.1 above and from its liability in accordance with the other sections of this Agreement and under any law, the Lessee undertakes to purchase at its expense from a legally licensed and reputable insurance company in Israel and keep in effect during the entire Term of Lease the following insurances, in a scope of coverage as stated in the said sections:

12.2.1.
Structural defects insurance for the Leased Premises at full value (that will be updated upwards to the extent that the value of the Leased Premises increases) and insurance at replacement value of any change and/or addition to the Leased Premises that were made and/or that will be made by the Lessee and/or anyone acting on its behalf, against loss or damage in consequence of the customary risks in extended fire insurance, including fire, smoke, lighting, explosion, earthquake, storm and tempest, flood, damage caused by wear in pipes and splitting of pipes, any accidental impact, strikes, riots and civil commotion, malicious damage and break-in.

In the event of damage to the Leased Premises exceeding an amount of USD 1.5 million, the insurance benefits shall be paid directly to the Lessor and the Lessor shall use the said benefits for the purpose of replacing the Leased Premises at the earliest opportunity. In addition, in the event of damage in the Leased Premises for an amount of less than USD 1.5 million, the insurance amounts shall be used solely for the purpose of replacing the Leased Premises and restoring the Leased Premises to their former state prior to the occurrence of the event, as a minimum.

12.2.2.
Third-party liability insurance – this policy shall provide insurance coverage for the liability of the Lessee towards any third party, including its guests, invitees, customers, the Lessor and anyone acting in its name and on its behalf, and in a liability limit that shall not fall below ILS 20,000,000 per event and for an annual period of insurance.

12.2.3.
Employers’ liability insurance for the statutory liability of the Lessee towards anyone employed by the Lessee and on its behalf in a liability limit of no less than an amount in new Israeli shekels equal to ILS 20,000,000 per event and for an annual period of insurance.

12.2.4.	Loss of rent insurance, as stated in Appendix B.

12.3.
The Lessee undertakes to observe the full terms of the guarantee and the protection requirements laid down by the insurer in the policy and provide to the Lessor confirmation from a safety examiner confirming their actual existence.

12.4.	The insurance policies shall be in full compliance with the latest wording of the BIT insurance policies.

12.5.
The Lessor and Mr. Daniel Bucke, a shareholder in the Lessor, shall be added as additional insureds to all insurance policies as stated above. The Lessee undertakes to cause that the said insurance policies will include a cross-liability clause and shall undertake not to cancel the policies or modify their conditions without delivery of written notice to the Lessor no less than 30 days in advance.

12.6.	The Lessee shall incur any payment for the deductible required in connection with the said policies, except for earthquake.

12.7.
During the entire Term of Lease the Lessee undertakes to keep the said insurances in effect, observe the entire terms set forth in the policies and make full and timely payment of the insurance premiums.

12.8.	The Lessee undertakes to indemnify the Lessor for any damage caused to the Lessor as a result of breach of this section or breach of the provisions set forth in the said insurance policies.

12.9.
Prior to the commencement date of this Agreement the Lessee shall provide to the Lessor a certificate of insurance in the form attached as Appendix B of this Agreement, and shall provide each the relevant certificate as said on the date of extension of any policy as said. Without derogating from the foregoing, the Lessee shall provide to the Lessor, whenever the Lessor presents such a demand, copies of the insurance policies in accordance with this Agreement. After the occurrence of the insured event and the repair of the damage, the Lessee shall be obligated to restore the sum insured to its previous amount and pay the insurance premiums at the earliest opportunity.

12.10.
The parties shall endeavor to the best of their ability (within the present costs of the policy) for the purpose of removing the relevant provisions from the policy requirements in such manner that failure to comply with the said provisions shall not deny the said rights.

12.11.	The Lessee shall have no objection to the future extension of the policy, on the condition that the Lessor pays the insurance premiums for these additions.

12.12.	The Lessee shall not be entitled to reduce the insurance premiums for earthquakes after increase of the deductible.

13.	Undertaking of the Lessee regarding the use of the Leased Premises

13.1.
The Lessee undertakes to observe and uphold the entire provisions of the law in connection with the operation and the management of its business in Leased Premises, and in this regard shall obtain business licenses and observe their entire terms, as required under any law. The Lessee undertakes that its activity in the Leased Premises shall be, in every respect, in compliance with and subject to the provisions of any law governing its actions. The Lessee shall notify the Lessor regarding any demand the Lessee received from any authority in connection with the existence of such a permit or a license.

13.2.
The Lessee undertakes to keep the Leased Premises in good condition, tidy and clean, and provide proper maintenance to the Leased Premises and report to the Lessor regarding any breakdown therein. The Lessee undertakes to repair at its expense and promptly any damage or breakdown that will be caused and/or that will be formed in the Leased Premises or any part thereof as a result of an act and/or omission of the Lessee during the Term of Lease (except for breakdowns that were caused as a result of an act and/or omission of the Lessor and/or breakdowns that are considered as reasonable wear and that are under the responsibility of the Lessor subject to the limitation as stated hereunder). If the Lessee fails to make the necessary repairs and the damages as stated above, the Lessor shall be entitled, however not obligated, after delivery of a 14 days’ prior notice to the Lessee, to repair by itself and/or by anyone acting on its behalf any damage event at the Lessee's expense, and for that purpose enter the Leased Premises by appointment with the Lessee. The Lessee shall pay to the Lessor, in 14 days as of the date of receiving the written notice from the Lessor, any reasonable expense that the Lessor paid for the purpose of performing such a repair as said against receipts presented to the Lessee.

The Lessor shall incur the repair costs of breakdowns that were formed in the Leased Premises as a result of ordinary and reasonable wear that are not the result of changes that were performed by the Lessee in the Leased Premises and/or as a result of unreasonable use by the Lessee in the Leased Premises. The Lessee shall present to the Lessor a quotation prepared by a professional for the purpose of performing the repair and the Lessor may decide whether it shall perform the repair by itself or whether the repair shall be performed by a professional on behalf of the Lessee at the Lessor's expense. If the Lessee performed a repair that the Lessor is responsible for performing in accordance with this Agreement, the Lessor shall return to the Lessee the costs of the repair against presentation of invoice proving the work costs. Breakdowns for the purpose of this matter this section shall only include breakdowns in the skeleton frame of the building, its exterior walls, the feed systems reaching the building and parking and utility areas. The Lessor shall not incur the cost of the repair in the systems of the building, including the sewage, water, air-conditioning systems and any other system in connection with the production process.

13.3.
The Lessee undertakes to allow the Lessor and/or to its representatives to enter the Leased Premises at any reasonable time and by appointment with the Lessee, for the purpose of ensuring that the Lessee performs its entire undertakings in accordance with this Agreement. In addition, during the Term of Lease the Lessor shall be entitled to enter the Leased Premises as said for the purpose of showing the Leased Premises to potential buyers or lessees.

14.	Vacating the Leased Premises

14.1.
Upon expiration of the Term of Lease, or in the event that the Lessee commits a fundamental breach of this Agreement that, in accordance with the provisions set forth in this Agreement, entitles the Lessor to demand the evacuation of the Leased Premises prior to the expiration of the Term of Lease, the Lessee shall vacate the Leased Premises and shall return possession therein to the Lessor when the Leased Premises are free from any person and article owned by the Lessee and/or anyone acting on its behalf, in working order and on their condition on the lease commencement date, and to the extent that any changes were made – according to these changes, and except for reasonable wear as a result of the ordinary use of the Leased Premises. It is clarified that the Lessee shall be entitled to remove from the Leased Premises any item of equipment and/or change that the Lessee performed in the Leased Premises and that is not permanently attached to the Leased Premises.

14.2.
The Lessee shall produce, in 30 days as of the expiration of the Term of Lease, approvals issued by all relevant authorities, including the municipality, Israel Electric Corp., Ministry of Environmental Protection (to the extent that this is required by law), confirming that the Lessee paid all payments due from it and performed its entire obligations.

14.3.
The Lessee shall pay to the Lessor for each day of delay in the event subject matter of the claim of the Leased Premises and returning possession therein to the Lessor in accordance with the terms set forth in paragraphs 12.1 and 12.2 above pre-estimated liquidated damages for an amount equal to twice the amount of the Rent due to the Lessor for the last day of lease in the Term of Lease set out in this Agreement, without derogating from any other right or relief that the Lessor may seek in accordance with this Agreement.

15.	Transfer of rights

15.1.
The Lessor shall be entitled to sell and transfer its rights in the Leased Premises and/or its rights under this Agreement and/or to charge and pledge the said rights without obtaining the prior approval of the Lessee, and on the condition that the rights of the Lessee under this Lease Agreement shall not be impaired thereby. To the extent that the approval or the consent of the Lessee are requested by a third party, a buyer or a party charging rights as said, the Lessee shall provide such approval solely based on the provisions set forth in this section.

16.	Non-applicability of tenancy protection laws

16.1.
The parties declare expressly that this lease is made under the express condition that it shall not be governed by tenancy protection laws. The Lessee declares that it did not pay and will not pay to the Lessor key money or any other consideration other than the Rent, and the Lessee or anyone acting on its behalf shall not be deemed as protected tenants in the Leased Premises in accordance with the law.

16.2.
The Leased Premises is an area in a new building, pursuant to section 14(a) of the Tenant Protection Law, and there was no tenant entitled to possess the Leased Premises on the commencement date of the Tenant Protection Law 5728-1968.

16.3.
Without derogating from the foregoing, it is hereby stated that the provisions of the Tenant Protection Law [Consolidated Version] 5732-1972 including all amendments thereof shall not apply to the lease of the Leased Premises by the Lessee in accordance with this Agreement.

16.4.
It is hereby clarified and agreed expressly and clearly that the Lessee is under no obligation to make any changes and/or additions and/or investments of any kind in the Leased Premises, and to the extent that the Lessee decided to perform these changes, it performed them voluntarily and without receiving any request from the Lessor and/or under no obligation imposed by the Lessor.

16.5.
The Lessee declares that the entire investments it will make in the Leased Premises, including equipment and facilities, shall be made solely for its own purposes and the Lessee shall be precluded from claiming that these investments constitute key money or in lieu of key money or payment in accordance with section 82 of the law, and or any payment conferring on the Lessee any rights in the Leased Premises, and the Lessee shall be precluded from demanding any participation or reimbursement from the Lessor, whether in whole or in part, in respect of the said investments.

17.	Securities

17.1.
For the purpose of ensuring the performance of the entire undertakings of the Lessee in accordance with this Agreement, at the time of signing this Agreement the Lessee shall deposit with the Lessor an autonomous bank guarantee issued by an Israeli bank, exercisable unconditionally according to its terms, index-linked, for an amount of 6 months of lease with the addition of VAT. The Lessor shall be entitled to use the guarantee for the purpose of collecting any debt due to the Lessor from the Lessee under this Agreement, provided that the Lessor notifies the Lessee 14 days in advance regarding its intention to use the guarantee. The guarantee shall be in effect for a period of 3 years, provided that the last guarantee is in effect 90 days after the expiration of the Term of Lease or the Option Term, if exercised. The Lessor undertakes to provide a new guarantee and update the guarantee amount every three years in respect of an increase in the amount of the Rent in such manner that the value of the guarantee shall reflect the updated amount of the Rent. The Lessee shall provide the new guarantee 30 days prior to the date of update of the Rent as stated in section 8.3 above. If the Lessor used the guarantee for the purpose of recovering its losses, the Lessee undertakes to provide, within 7 days afterwards, a new guarantee in respect of the amount that was realized as said, in such manner that the Lessor shall have at all times a guarantee for the full amount. To the extent that the Lessor sells or transfers its rights in the Leased Premises in accordance with the provisions of section 15 above, the Lessee undertakes to provide a new guarantee in favor of the party that will step in and take over the Lessor in this Agreement, provided that on the deposit date of the new guarantee the Lessor returns to the Lessee the guarantee in its possession.

For the avoidance of doubt, it is clarified that to the extent that the amount of the losses sustained by the Lessor exceeds the guarantee amount, the Lessor shall be entitled to recover and claim all the said damages exceeding the guarantee amount.

18.	Reliefs and remedies

18.1.
Breach of any of the conditions set forth in this Agreement shall entitle the injured party to seek all reliefs and remedies set out for the purpose of this matter in the Contracts Law (Remedies for Breach of Contract), 5731-1970 without derogating from any other relief set out in this Agreement.

18.2.
In addition to any other relief set out by law, the Lessor shall be entitled to rescind this Agreement and the rights of lease contemplated hereby, and the Lessee shall be obligated to vacate the Leased Premises forthwith and return possession therein to the Lessor in accordance with the terms set forth in section 14 above, if the Lessee committed a fundamental breach any of the provisions set forth in sections 6, 7, 8, 10, 13, 14, and 17 of this Agreement including subsections thereof, and failed to cure the breach even after receiving a 21 days’ prior and written notice in connection therewith.

18.3.
Any overdue payment shall entitle the Lessor, in addition to any other relief, to obtain from the Lessee interest on overdue amounts according to the customary interest rate at the time charged from overdrafts in current loan accounts in Bank Leumi le-Israel Ltd., calculated with respect to the overdue payment for the period the amount was overdue. It is clarified that a delay of up to 7 days in making any payment occurring three times during each year of lease shall not be deemed as breach of this Agreement and no interest on overdue amounts shall be paid in respect whereof as said.

19.	Miscellaneous

19.1.	The preamble hereto shall be deemed an integral part of this Agreement.

19.2.
If a party to this Agreement paid to another party, after delivery of a 10 days’ prior and written notice, any amount that the other party is obligated to pay by virtue of the provisions of any law or by virtue of the provisions set forth in this Agreement, the indebted party shall be obligated to return to the paying party the amount paid with the addition of interest, as stated in section 18.3 above.

19.3.
Any modification or amendment of this Agreement or any condition thereof or waiver executed under this Agreement shall be valid and binding only if executed in writing and signed by the parties hereto. The provisions of this Agreement include the entire contractual arrangement between the parties.

19.4.	The Lessee shall incur the stamp duty in connection with this Agreement.

19.5.
The Lessee undertakes that as of the signing date of this Agreement, the Lessee shall not request an exemption from taxes to the municipalities on the grounds of “vacant property” during the Term of Lease, even in the event the Lessee is entitled to request such an exemption. Notwithstanding the aforesaid, the Lessee shall be entitled to request any exemption and/or discount in municipal property tax that shall not derogate from the right of the Lessor to demand an exemption for a “vacant property.”

19.6.
Any dispute or difference of opinion between the parties shall be decided by an arbitrator who is a retired District Court judge that will be appointed with the approval of the parties, or, in the absence of such approval, by the President of the Israeli Institute of Commercial Arbitration. The arbitrator shall be subject to substantive law however shall not be bound by the laws of evidence and the procedures of the law. The arbitrator shall be authorized to issue interim reliefs, permanent and temporary orders of any kind and type, and partial judgments, including for expulsion. A party filing a claim shall deposit with the arbitrator 5% of the sum claimed for the purpose of covering the expenses of the other party, in the event that the claim is dismissed.

19.7.
If the Lessee ceases to file reports in the stock exchange in the United States or in Israel, the Lessee shall provide to the Lessor, following its demand, once every six months, an unaudited financial statement, and an audited financial statement, once a year.

19.8.
The addresses of the parties for the purpose of this Agreement are as stated in the preamble hereto (with respect to the Lessee, the address during the Term of Lease shall be the address of the Leased Premises) or any other address in Israel as notified by a party to the other party in a letter in registered mail. Notices in connection with this Agreement shall be exchanged between the parties, inter alia, by email, to the CEO or to another manager in the Lessor, and to Mr. Daniel Bucke on behalf of the Lessor.

In Witness Whereof The Parties Hereto Have Hereunto Set Their Hands And Seal
In The Place and On The Day, Month And Year First Hereinabove Written:

/s/ Yovel Nachmani	/s/ Ofer Gonen /s/ Hani Luxenburg
The Lessor	The Lessee

I confirm that the signatures above are the signatures of the Messrs. ______________ and ______________, and that these signatures lawfully bind the Lessor. ______________ , Adv.	I confirm that the signatures above are the signatures of the Messrs. Asi Segal and Ofer Gonen, and that these signatures lawfully bind the Lessee. /s/Yaron Meyer Yaron Meyer, Adv. License No. 40637